Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by TLGY Acquisition Corporation of the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of TLGY Acquisition Corporation in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement.

Dated: October 14, 2021

/s/ Steven Norman
Signature

Name:	Steven Norman